Exhibit 99.1
Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Third Quarter 2021
●	Total revenue increased 21.9% to $2,454 million
●	Property revenue increased 19.2% to $2,369 million
●	Net income increased 56.9% to $726 million
●	Adjusted EBITDA increased 19.5% to $1,552 million
●	Consolidated AFFO increased 13.3% to $1,158 million
Boston, Massachusetts – October 28, 2021: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended September 30, 2021.
Tom Bartlett, American Tower’s Chief Executive Officer, stated, “We saw strong demand trends across our global business in the third quarter, supported by carrier investments in network densification, new network technologies and spectrum deployments. As a result, we continued to help our customers deliver critical connectivity to billions of people across the world while generating double-digit growth in both AFFO per Share and our common stock dividend.
As 5G deployments in the U.S. and Europe progress and 4G buildouts throughout our other markets accelerate, we remain confident in our ability to drive sustainable, recurring growth for years to come across our extensive existing portfolio. Further, we are energized by the ongoing evolution of the global wireless ecosystem, which we expect will generate additional attractive long-term value creation opportunities through our platform expansion initiatives.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended September 30, 2021 (all comparative information is presented against the quarter ended September 30, 2020).

($ in millions, except per share amounts.)	Q3 2021	Growth Rate
Total revenue	$2,454	21.9%
Total property revenue	$2,369	19.2%
Total Tenant Billings Growth	$235	15.0%
Organic Tenant Billings Growth	$76	4.9%
Property Gross Margin	$1,676	16.7%
Property Gross Margin %	70.7%
Net income(1)	$726	56.9%
Net income attributable to AMT common stockholders(1)	$723	55.7%
Net income attributable to AMT common stockholders per diluted share(1)	$1.58	51.9%
Adjusted EBITDA	$1,552	19.5%
Adjusted EBITDA Margin %	63.2%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders	$1,308	49.8%
Consolidated AFFO	$1,158	13.3%
Consolidated AFFO per Share	$2.53	10.5%
AFFO attributable to AMT common stockholders	$1,139	14.3%
AFFO attributable to AMT common stockholders per Share	$2.49	11.7%

Cash provided by operating activities(2)	$2,096	118.3%
Less: total cash capital expenditures(3)	$321	28.0%
Free Cash Flow(2)	$1,775	150.2%
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(1)Q3 2021 growth rates positively impacted by approximately $181 million of foreign currency gains in the current period as compared to foreign currency losses of approximately $49 million in the prior-year period.
(2)Reflects benefits of a non-recurring advance payment received from a tenant in Q3 2021 for payments due through Q4 2022. Cash from operations through the end of 2022 is expected to be proportionately negatively impacted as a result of this advance payment.
(3)Q3 2021 cash capital expenditures include $9.2 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.
CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended September 30, 2021, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q3 2021(1)
Distributions per share	$1.31
Aggregate amount (in millions)	$597
Year-over-year per share growth	14.9%
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(1)    The distribution declared on September 16, 2021 was paid in the fourth quarter of 2021 to stockholders of record as of the close of business on September 28, 2021.

Capital Expenditures – During the third quarter of 2021, total capital expenditures were approximately $321 million, of which $42 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the third quarter of 2021, the Company spent approximately $0.7 billion to acquire 4,369 communications sites, primarily in international markets, including the approximately 4,000 remaining communications sites in Germany as part of the Company’s previously announced transaction with Telxius Telecom, S.A. (the “Telxius Acquisition”).
Subsequent to the end of the third quarter, the Company added two multi-tenant data centers in Marietta, GA and Orlando, FL to its portfolio through the acquisition of DataSite, Inc. for approximately $201 million.
Other Events – On September 14, 2021, the Company closed its previously announced transactions with Caisse de dépôt et placement du Québec (“CDPQ”) and Allianz insurance companies and funds managed by Allianz Capital Partners GmbH, including the Allianz European Infrastructure Fund (collectively, “Allianz”). Pursuant to these transactions, CDPQ and Allianz acquired 30% and 18% noncontrolling interests, respectively, in subsidiaries whose holdings consist of the Company’s operations in France, Germany, Poland and Spain (such subsidiaries collectively, “ATC Europe”) for total aggregate consideration of €2.6 billion (approximately $3.1 billion at the date of closing). The Company currently holds a 52% controlling ownership interest in ATC Europe.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended September 30, 2021, the Company’s Net Leverage Ratio was 4.9x net debt (total debt less cash and cash equivalents) to third quarter 2021 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding)	As of September 30, 2021
Total debt	$33,545
Less: Cash and cash equivalents	3,277
Net Debt	30,268
Divided By: Third quarter annualized Adjusted EBITDA(1)	6,209
Net Leverage Ratio	4.9x
_______________
(1)Q3 2021 Adjusted EBITDA multiplied by four.

Liquidity and Financing Activities – As of September 30, 2021, the Company had approximately $8.7 billion of total liquidity, consisting of approximately $3.3 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $5.4 billion under its revolving credit facilities, net of any outstanding letters of credit.
During the third quarter of 2021, the Company issued an aggregate of $1.8 billion in senior unsecured notes. The net proceeds were used to repay existing indebtedness and for general corporate purposes.
On October 5, 2021, the Company issued an aggregate of €1.0 billion (approximately $1.2 billion at the date of issuance) in Euro-denominated senior unsecured notes. The net proceeds were used to repay existing indebtedness, including the full repayment of the remaining amounts outstanding under the Company’s 364-day delayed draw term loan.
Additionally, on October 18, 2021, the Company completed the redemption of all of its outstanding 4.70% senior unsecured notes due 2022, for an aggregate redemption price of approximately $715.1 million, including $3.0 million in accrued unpaid interest.

FULL YEAR 2021 OUTLOOK
The following full year 2021 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of October 28, 2021. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
As of October 28, 2021, based on currently available information, the Company does not anticipate significant impacts to its underlying operating results in 2021 as a result of the coronavirus (“COVID-19”) pandemic. This is subject to change depending on future developments, which are highly uncertain and cannot be predicted at this time. Additional information pertaining to the impact of COVID-19 on the Company can be found in our Form 10-K for the twelve months ended December 31, 2020.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for October 28, 2021 through December 31, 2021: (a) 107 Argentinean Pesos; (b) 1.37 Australian Dollars; (c) 86.00 Bangladeshi Taka; (d) 5.50 Brazilian Reais; (e) 1.25 Canadian Dollars; (f) 820 Chilean Pesos; (g) 3,770 Colombian Pesos; (h) 0.86 Euros; (i) 6.05 Ghanaian Cedis; (j) 75.10 Indian Rupees; (k) 111 Kenyan Shillings; (l) 20.50 Mexican Pesos; (m) 415 Nigerian Naira; (n) 6,920 Paraguayan Guarani; (o) 4.10 Peruvian Soles; (p) 50.70 Philippine Pesos; (q) 3.95 Polish Zloty; (r) 15.20 South African Rand; (s) 3,600 Ugandan Shillings; and (t) 570 West African CFA Francs.
The Company is raising the midpoint of its full year 2021 outlook for property revenue, net income, Adjusted EBITDA and Consolidated AFFO by $10 million, $170 million, $50 million and $60 million, respectively.
The Company’s outlook reflects estimated unfavorable impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO of approximately $30 million, $20 million and $15 million, respectively, relative to the Company’s prior 2021 outlook. The impact of foreign currency exchange rate fluctuations on net income metrics is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
Additionally, the Company is now providing its outlook for Net income attributable to AMT common stockholders and AFFO attributable to AMT common stockholders due to the recent closings of its agreements with CDPQ and Allianz.
Additional information pertaining to the impact of foreign currency and London Interbank Offered Rate (“LIBOR”) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2021 Outlook ($ in millions)	Full Year 2021			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$9,035	to	$9,105	14.0%
Net income	2,600	to	2,660	55.5%
Net income attributable to AMT common stockholders	2,595	to	2,655	55.3%
Adjusted EBITDA	5,930	to	5,990	15.6%
Consolidated AFFO	4,335	to	4,395	15.2%
AFFO attributable to AMT common stockholders	4,235	to	4,295	13.3%
_______________
(1)Includes U.S. & Canada segment property revenue of $4,905 million to $4,925 million and international property revenue of $4,130 million to $4,180 million, reflecting midpoint growth rates of 8.8% and 20.9%, respectively. The U.S. & Canada growth rate includes an estimated positive impact of nearly 3% associated with an increase in non-cash straight-line revenue recognition. The international growth rate includes an estimated positive impact of less than 1% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.

2021 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. & Canada Property	International Property(2)	Total Property
International pass-through revenue	N/A	$1,268	$1,268
Straight-line revenue	420	41	461
_______________
(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.

2021 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. & Canada Property	International Property(2)	Total Property
Organic Tenant Billings	~3%	~5-6%	~4%
New Site Tenant Billings	~4%	~13%	~7%
Total Tenant Billings Growth	~7%	~19%	~11%
_______________
(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below.
(2)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2021
Discretionary capital projects(1)	$555	to	$585
Ground lease purchases	230	to	240
Start-up capital projects	245	to	275
Redevelopment	290	to	310
Capital improvement	175	to	185
Corporate	5	—	5
Total	$1,500	to	$1,600
_______________
(1)Includes the construction of 6,500 to 7,500 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2021
Net income	$2,600	to	$2,660
Interest expense	870	to	860
Depreciation, amortization and accretion	2,305	to	2,315
Income tax provision	215	to	225
Stock-based compensation expense	120	—	120
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	(180)	to	(190)
Adjusted EBITDA	$5,930	to	$5,990

Reconciliation of Outlook for Consolidated AFFO and AFFO attributable to AMT common stockholders to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2021
Net income	$2,600	to	$2,660
Straight-line revenue	(461)	—	(461)
Straight-line expense	60	—	60
Depreciation, amortization and accretion	2,305	to	2,315
Stock-based compensation expense	120	—	120
Deferred portion of income tax	4	—	4
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and distributions to minority interests	(113)	—	(113)
Capital improvement capital expenditures	(175)	to	(185)
Corporate capital expenditures	(5)	—	(5)
Consolidated AFFO	$4,335	to	$4,395
Minority interest	$(100)	—	$(100)
AFFO attributable to AMT common stockholders	$4,235	to	$4,295
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended September 30, 2021 and its revised outlook for 2021. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (877) 692-8955
International dial-in: (234) 720-6979
Passcode: 8072944
When available, a replay of the call can be accessed until 11:59 p.m. ET on November 11, 2021. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 6073373
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 219,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e. does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as tenant settlements and fiber solutions revenue.

Non-GAAP and Defined Financial Measure Definitions

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its Indian and European businesses.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2021 outlook and other targets, foreign currency exchange rates, our expectations for the closing of signed acquisitions, our expectations for the redemption of shares in ATC TIPL, our expectations regarding the potential impacts of the Adjusted Gross Revenue court ruling in India and factors that could affect such expectations, our expectations regarding the impacts of COVID-19 and actions in response to the pandemic on our business and our operating results and factors that could affect such expectations and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) if our tenants consolidate their operations, exit the telecommunications business or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (3) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to adverse changes in the creditworthiness and financial strength of our tenants; (4) increasing competition within our industry may materially and adversely affect our revenue; (5) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (6) new technologies or changes in our or a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues and operating results; (7) competition for assets could adversely affect our ability to achieve our return on investment criteria; (8) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (9) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (10) we may be adversely affected by changes in LIBOR reporting practices, the method in which LIBOR is determined or the use of alternative reference rates; (11) our business, and that of our tenants, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (12) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (13) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (14) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (15) we could have liability under environmental and occupational safety and health laws; (16) our towers, fiber networks, data centers or computer systems may be affected by natural disasters, security breaches and other unforeseen events for which our insurance may not provide adequate coverage; (17) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (18) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; and (19) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2020 under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,277.2	$1,746.3
Restricted cash	422.1	115.1
Accounts receivable, net	750.6	511.6
Pre-paid and other current assets	592.0	532.6
Total current assets	5,041.9	2,905.6
PROPERTY AND EQUIPMENT, net	14,268.1	12,808.7
GOODWILL	10,480.8	7,282.7
OTHER INTANGIBLE ASSETS, net	18,768.4	13,839.8
DEFERRED TAX ASSET	150.2	123.1
DEFERRED RENT ASSET	2,403.3	2,084.3
RIGHT-OF-USE ASSET	9,021.9	7,789.2
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	395.4	400.1
TOTAL	$60,530.0	$47,233.5
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$217.4	$139.1
Accrued expenses	1,165.4	1,043.7
Distributions payable	602.2	544.6
Accrued interest	250.2	207.8
Current portion of operating lease liability	734.3	539.9
Current portion of long-term obligations	2,106.4	789.8
Unearned revenue	1,448.2	390.6
Total current liabilities	6,524.1	3,655.5
LONG-TERM OBLIGATIONS	31,439.0	28,497.7
OPERATING LEASE LIABILITY	7,863.2	6,884.4
ASSET RETIREMENT OBLIGATIONS	1,930.2	1,571.3
DEFERRED TAX LIABILITY	1,927.5	859.5
OTHER NON-CURRENT LIABILITIES	1,157.6	984.6
Total liabilities	50,841.6	42,453.0
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	211.4	212.1
EQUITY:
Common stock	4.7	4.6
Additional paid-in capital	12,081.3	10,473.7
Distributions in excess of earnings	(960.4)	(1,343.0)
Accumulated other comprehensive loss	(4,432.0)	(3,759.4)
Treasury stock	(1,282.4)	(1,282.4)
Total American Tower Corporation equity	5,411.2	4,093.5
Noncontrolling interests	4,065.8	474.9
Total equity	9,477.0	4,568.4
TOTAL	$60,530.0	$47,233.5

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUES:
Property	$2,368.9	$1,987.6	$6,731.6	$5,854.0
Services	85.4	25.3	180.1	65.0
Total operating revenues	2,454.3	2,012.9	6,911.7	5,919.0
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property(1)	693.4	552.1	1,880.0	1,626.5
Services(1)	30.9	10.5	66.5	28.1
Depreciation, amortization and accretion	611.4	473.9	1,688.7	1,401.1
Selling, general, administrative and development expense(1)	205.9	176.0	595.7	582.4
Other operating expenses	85.2	15.3	175.4	67.7
Total operating expenses	1,626.8	1,227.8	4,406.3	3,705.8
OPERATING INCOME	827.5	785.1	2,505.4	2,213.2
OTHER INCOME (EXPENSE):
Interest income	9.4	9.7	28.4	28.2
Interest expense	(226.1)	(190.9)	(646.8)	(597.4)
Loss on retirement of long-term obligations	—	(37.2)	(25.7)	(71.8)
Other income (expense) (including foreign currency gains (losses) of $180.5, ($49.4), $422.1 and ($152.7), respectively)	166.8	(64.5)	439.6	(170.8)
Total other expense	(49.9)	(282.9)	(204.5)	(811.8)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	777.6	502.2	2,300.9	1,401.4
Income tax provision	(51.4)	(39.3)	(174.5)	(71.5)
NET INCOME	726.2	462.9	2,126.4	1,329.9
Net (income) loss attributable to noncontrolling interests	(3.2)	1.5	(12.1)	(4.4)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$723.0	$464.4	$2,114.3	$1,325.5
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$1.59	$1.05	$4.70	$2.99
Diluted net income attributable to American Tower Corporation common stockholders	$1.58	$1.04	$4.68	$2.97
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	455,224	443,766	450,148	443,420
DILUTED	456,977	446,156	451,981	446,008

_______________
(1)Property costs of operations, services costs of operations and selling, general, administrative and development expense include stock-based compensation expense in aggregate amounts of $28.1 million and $98.0 million for the three and nine months ended September 30, 2021, respectively, and $24.1 million and $99.0 million for the three and nine months ended September 30, 2020, respectively.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Nine Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,126.4	$1,329.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	1,688.7	1,401.1
Stock-based compensation expense	98.0	99.0
Loss on early retirement of long-term obligations	25.7	71.8
Other non-cash items reflected in statements of operations	(340.8)	248.1
Increase in net deferred rent balances	(324.3)	(178.9)
Right-of-use asset and Operating lease liability, net	13.9	0.2
Changes in unearned revenue(1)	995.1	12.0
Increase in assets	(201.6)	(148.9)
Increase (decrease) in liabilities	59.9	(85.2)
Cash provided by operating activities	4,141.0	2,749.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(916.7)	(668.8)
Payments for acquisitions, net of cash acquired	(9,595.3)	(333.6)
Proceeds from sales of short-term investments and other non-current assets	13.8	14.7
Payment for investments in equity securities	(25.0)	—
Deposits and other	(1.3)	17.1
Cash used for investing activities	(10,524.5)	(970.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	7,666.9	5,380.4
Proceeds from issuance of senior notes, net	5,609.4	6,232.1
Proceeds from term loans	2,347.0	1,940.0
Repayments of notes payable, credit facilities, senior notes, secured debt, term loans and finance leases(2)	(10,752.8)	(12,918.1)
Distributions to noncontrolling interest holders	(223.1)	(13.8)
Contributions from noncontrolling interest holders	3,078.2	—
Purchases of common stock	—	(56.0)
Proceeds from stock options and employee stock purchase plan	60.4	82.5
Distributions paid on common stock	(1,674.4)	(1,421.8)
Proceeds from the issuance of common stock, net	2,361.8	—
Payment for early retirement of long-term obligations	(61.9)	(68.2)
Deferred financing costs and other financing activities(3)	(126.2)	(152.1)
Purchase of redeemable noncontrolling interest	(2.5)	(524.4)
Cash provided by (used for) financing activities	8,282.8	(1,519.4)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(61.4)	(106.9)
NET INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	1,837.9	152.2
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	1,861.4	1,578.0
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$3,699.3	$1,730.2
CASH PAID FOR INCOME TAXES, NET	$121.1	$86.0
CASH PAID FOR INTEREST	$576.9	$643.4
_______________
(1)Reflects benefits of a non-recurring advance payment received from a tenant in Q3 2021.
(2)Nine months ended September 30, 2021 and September 30, 2020 include $4.0 million and $6.5 million of finance lease payments, respectively.
(3)Nine months ended September 30, 2021 and September 30, 2020 include $25.0 million and $26.2 million of perpetual land easement payments, respectively.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

As a result of the acquisition of InSite Wireless Group, LLC, the Company updated its reportable segments to rename U.S. property and Asia property to U.S. & Canada property and Asia-Pacific property, respectively. The Company continues to report its results in six segments – U.S. & Canada property, Asia-Pacific property, Africa property, Europe property, Latin America property and services. The change in reportable segment names had no impact on the Company’s consolidated financial statements for any prior periods.

	Three Months Ended September 30, 2021
	Property							Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Total Property
Segment revenues	$1,231	$391	$314	$257	$176	$1,138	$2,369	$85	$2,454
Segment operating expenses	221	124	187	88	73	472	693	31	724
Segment Gross Margin	$1,010	$267	$126	$169	$103	$666	$1,676	$55	$1,730
Segment SG&A(2)	48	26	22	17	13	77	125	4	129
Segment Operating Profit	$962	$241	$105	$153	$90	$589	$1,550	$51	$1,601
Segment Operating Profit Margin	78%	62%	33%	59%	51%	52%	65%	59%	65%

Growth Metrics
Revenue Growth	9.7%	29.7%	2.7%	17.0%	354.3%	31.5%	19.2%	237.5%	21.9%
Total Tenant Billings Growth	8.5%	16.2%	5.1%	16.7%	238.0%	26.8%	15.0%
Organic Tenant Billings Growth	4.3%	7.0%	0.7%	9.4%	5.4%	5.9%	4.9%

Revenue Components(3)
Prior-Year Tenant Billings	$1,020	$207	$150	$160	$34	$551	$1,571
Colocations/Amendments	34	8	12	10	2	33	67
Escalations	33	10	3	7	0	21	54
Cancellations	(22)	(5)	(14)	(4)	(1)	(23)	(45)
Other	(2)	1	(0)	1	(0)	1	(0)
Organic Tenant Billings	$1,064	$222	$151	$175	$35	$583	$1,647
New Site Tenant Billings	43	19	7	12	78	115	159
Total Tenant Billings	$1,107	$241	$157	$187	$113	$699	$1,806
Foreign Currency Exchange Impact(4)	—	9	1	2	1	13	13
Total Tenant Billings (Current Period)	$1,107	$250	$158	$189	$114	$711	$1,819

Straight-Line Revenue	91	3	2	3	1	9	99
Pre-paid Amortization Revenue	28	1	—	0	(7)	(6)	22
Other Revenue	6	36	15	1	11	62	68
International Pass-Through Revenue	—	96	138	65	57	355	355
Foreign Currency Exchange Impact(5)	—	5	1	0	(0)	6	6
Total Property Revenue (Current Period)	$1,231	$391	$314	$257	$176	$1,138	$2,369
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)Excludes stock-based compensation expense.
(3)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(4)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(5)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended September 30, 2020
	Property							Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Total Property
Segment revenues	$1,122	$301	$305	$220	$39	$865	$1,988	$25	$2,013
Segment operating expenses(2)	207	96	167	74	8	344	552	10	562
Segment Gross Margin	$915	$206	$138	$146	$31	$521	$1,436	$15	$1,451
Segment SG&A(2)	38	21	24	19	5	69	107	4	111
Segment Operating Profit	$877	$185	$114	$127	$26	$452	$1,329	$11	$1,340
Segment Operating Profit Margin	78%	61%	37%	58%	66%	52%	67%	43%	67%

Growth Metrics
Revenue Growth	2.4%	(9.1)%	(2.3)%	48.4%	16.2%	4.8%	3.4%	(20.9)%	3.0%
Total Tenant Billings Growth	4.5%	11.7%	2.3%	56.1%	7.0%	17.8%	9.1%
Organic Tenant Billings Growth	4.2%	7.0%	(0.5)%	8.2%	2.3%	4.7%	4.4%

Revenue Components(3)
Prior-Year Tenant Billings	$976	$224	$155	$107	$30	$516	$1,492
Colocations/Amendments	28	8	17	6	1	32	60
Escalations	30	9	3	5	0	18	48
Cancellations	(13)	(3)	(21)	(3)	(1)	(27)	(40)
Other	(3)	1	(0)	0	0	1	(2)
Organic Tenant Billings	$1,017	$240	$154	$116	$31	$541	$1,558
New Site Tenant Billings	3	11	4	51	1	68	70
Total Tenant Billings	$1,020	$251	$158	$167	$32	$608	$1,628
Foreign Currency Exchange Impact(4)	—	(43)	(8)	(7)	1	(57)	(57)
Total Tenant Billings (Current Period)	$1,020	$207	$150	$160	$34	$551	$1,571

Straight-Line Revenue	60	3	0	4	1	8	68
Pre-paid Amortization Revenue	36	0	—	0	1	2	38
Other Revenue	6	23	27	7	2	59	65
International Pass-Through Revenue	—	87	137	53	0	277	277
Foreign Currency Exchange Impact(5)	—	(20)	(9)	(4)	0	(32)	(32)
Total Property Revenue (Current Period)	$1,122	$301	$305	$220	$39	$865	$1,988
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)Excludes stock-based compensation expense.
(3)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(4)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(5)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended September 30,
	2021	2020
Net income	$726.2	$462.9
Income tax provision	51.4	39.3
Other (income) expense	(166.8)	64.5
Loss on retirement of long-term obligations	—	37.2
Interest expense	226.1	190.9
Interest income	(9.4)	(9.7)
Other operating expenses	85.2	15.3
Depreciation, amortization and accretion	611.4	473.9
Stock-based compensation expense	28.1	24.1
Adjusted EBITDA	$1,552.2	$1,298.4
Total revenue	2,454.3	2,012.9
Adjusted EBITDA Margin	63%	65%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended September 30,
	2021	2020
Net income	$726.2	$462.9
Real estate related depreciation, amortization and accretion	550.2	421.2
Losses from sale or disposal of real estate and real estate related impairment charges	55.4	9.9
Adjustments for unconsolidated affiliates and noncontrolling interests	(23.5)	(20.5)
Nareit FFO attributable to AMT common stockholders	$1,308.3	$873.5
Straight-line revenue	(99.6)	(68.1)
Straight-line expense	13.0	12.9
Stock-based compensation expense	28.1	24.1
Deferred portion of income tax	(7.5)	20.9
Non-real estate related depreciation, amortization and accretion	61.2	52.7
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	9.7	7.9
Other (income) expense(1)	(166.8)	64.5
Loss on retirement of long-term obligations	—	37.2
Other operating expense(2)	29.8	5.4
Capital improvement capital expenditures	(40.4)	(26.8)
Corporate capital expenditures	(1.5)	(2.6)
Adjustments for unconsolidated affiliates and noncontrolling interests	23.5	20.5
Consolidated AFFO	$1,157.8	$1,022.1
Adjustments for unconsolidated affiliates and noncontrolling interests(3)	(18.7)	(25.2)
AFFO attributable to AMT common stockholders	$1,139.1	$996.9
Divided by weighted average diluted shares outstanding	456,977	446,156
Consolidated AFFO per Share	$2.53	$2.29
AFFO attributable to AMT common stockholders per Share	$2.49	$2.23
_______________
(1)Includes (gains) losses on foreign currency exchange rate fluctuations of ($180.5) million and $49.4 million, respectively.
(2)Primarily includes integration and acquisition-related costs.
(3)Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders as well as the other line items included in the calculation of Consolidated AFFO.